Exhibit 99.1

FOR RELEASE: CONTACT:	New Hartford, NY, February 4, 2020 Christopher R. Byrnes (315) 738-0600 ext. 6226 cbyrnes@partech.com www.partech.com

PAR TECHNOLOGY CORPORATION ANNOUNCES PROPOSED OFFERING OF $90 MILLION OF CONVERTIBLE SENIOR NOTES

New Hartford, NY- February 4, 2020 -- PAR Technology Corporation (NYSE: PAR) (“Company” or “PAR”) announced today its intention to offer $90 million aggregate principal amount of Convertible Senior Notes due 2026 (the “Notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), subject to market conditions and other factors.  The Company also expects to grant to the initial purchaser of the Notes a 30-day option to purchase up to an additional $13.5 million aggregate principal amount of Notes.

The Notes will be unsecured senior obligations of the Company with interest payable semiannually.  The Notes will be convertible at the option of the holders, prior to the close of business on the business day immediately preceding October 15, 2025, only under certain circumstances and during certain periods, and thereafter, at any time until the close of business on the second business day immediately preceding the maturity date.  Upon conversion, the Notes may be settled, at the Company’s election, in cash, shares of the Company’s common stock, or a combination of cash and shares of the Company’s common stock.  The Notes will not be redeemable at the Company’s option prior to April 15, 2023.  On or after April 15, 2023, the Notes will be redeemable at the Company’s option if the last reported sale price of the Company’s common stock for at least 20 trading days (whether or not consecutive) in any 30-day trading period (including the last trading day of such period) exceeds 130% of the conversion price for the Notes.  The terms of the notes, including the interest rate, conversion rate, and principal amount, will depend on market conditions at the time of pricing and will be determined by negotiations between the Company and the initial purchaser.

The Company intends to use the net proceeds in part to repurchase a portion of its 4.500% convertible senior notes due 2024 (the “2024 notes”) through individually negotiated transactions concurrently with the offering.  The terms of any repurchases of the 2024 notes will depend on factors including the market price of PAR’s common stock and the trading price of the 2024 notes at the time of such repurchases.  The consideration for any such repurchases is expected to consist of cash and newly-issued shares of the Company’s common stock.  These repurchases could increase (or reduce the size of any decrease in) the market price of PAR’s common stock or the Notes.  This activity could affect the market price of the Company’s common stock concurrently with the pricing of the Notes, and could result in higher effective conversion prices for the Notes.

The Company intends to use the remaining proceeds from the offering (including any net proceeds from the sale of any additional Notes that may be sold should the initial purchaser exercise its option to purchase additional Notes) for general corporate purposes, including continued funding investment in its Brink business and for other working capital needs.  The Company may also use a portion of the proceeds to acquire or invest in other assets complementary to its business.

The Notes will only be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act.  The Notes, the shares of the Company’s common stock into which the Notes are convertible and the shares of common stock issued in connection with any repurchases of the 2024 notes have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction, and unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the Notes, the shares of the Company’s common stock into which the Notes are convertible or the shares of common stock issued in connection with any repurchases of the 2024 notes, nor will there be any offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements.

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, including statements regarding the intention to offer the Notes, the proposed repurchases of the 2024 notes, the intended use of proceeds from the offering (including the amount, terms, and timing of the proposed repurchases of the 2024 notes and the composition of related consideration), and the expected terms of the offering.  These forward-looking statements are subject to risks and uncertainties that may cause actual results or events to differ materially from those expressed in the forward-looking statements, including risks related to: whether the Company will consummate the offering of the Notes on the expected terms, or at all; the potential impact of market and other general economic conditions; whether the Company will be able to satisfy the conditions required to close any sale of the Notes; whether the Company will complete any repurchases of the 2024 notes; the intended use of the proceeds of the offering; and the fact that the Company’s management will have broad discretion in the use of the proceeds from any sale of the Notes. Other risks and uncertainties that could cause the actual results or events to differ materially from those contemplated in forward looking statements are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and the Company’s other filings with the SEC, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.

About PAR Technology Corporation

PAR is a customer success-driven, global restaurant/retail technology company with over 100,000 restaurants in more than 110 countries using its point of sale hardware and software. PAR’s Brink integration ecosystem enables quick service, fast casual, table service, and cloud restaurants to improve their operational efficiency by combining its cloud-based POS software with the world’s leading restaurant technology platforms.  PAR Technology Corporation (PAR) through its Government segment provides intelligence, surveillance, and reconnaissance (“ISR”) solutions and mission systems support to the Department of Defense and other Federal agencies.  PAR Technology Corporation's stock is traded on the New York Stock Exchange under the symbol PAR. For more information, visit www.partech.com or connect with PAR on Facebook at www.facebook.com/parpointofsale or Twitter at www.twitter.com/Par_tech.